Exhibit 99.1

March 12, 2013

GenMark Diagnostics Reports Fourth Quarter and Year End 2012 Results

GenMark Exceeds 2012 Revenue Guidance; 2012 Sales Top $20 million

•	Quarterly Reagent Revenue Grows 404% and Annual Reagent Revenue Grows 367%

•	Installed Base Grows to 297 Analyzers

•	Quarterly Gross Margin Reaches 50% and Annual Gross Margin Reaches 43%

•	Annuity Per Analyzer Increased to $143,000

•	FY 2013 Revenue Guidance at $35 million

CARLSBAD, Calif.—(BUSINESS WIRE)— GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the fourth quarter and year ended December 31, 2012.

Revenues for the quarter ended December 31, 2012 were $9.4 million compared with $2.0 million during the fourth quarter of 2011. The 364% year-over-year increase in quarterly total revenue reflects an increase in the number of systems in the field, growth in test menu and a significant increase in the number of tests sold. Reagent revenues for the fourth quarter grew 404% year over year to $9.1 million from $1.8 million. Instrument and other revenues increased by 39% year-over-year to $312,000 from $224,000 due mainly to capital sales of instruments. The Company placed a net of 42 analyzers during the quarter, bringing the installed base to 297 at year end, all in end-user laboratories within the U.S. market.

“Boosted by a more severe than usual flu season, the continued expansion of our installed base and annuity per system enabled our commercial team to close out 2012 with another very robust quarter. This year we will continue to leverage the significant runway still available for our current XT-8 system to maintain this performance trajectory,” commented Hany Massarany, GenMark’s President and CEO. “We will also continue to focus our R&D organization on completing the development of our NexGen multiplex sample-to-answer system,” Mr. Massarany further stated.

Gross profit for the quarter ending December 31, 2012 was $4.7 million, or 50% of sales, compared with a gross profit of $0.4 million, or 20% of sales, for the same period in 2011.

Operating expenses increased $3.5 million to $9.3 million during the fourth quarter of 2012 compared with the fourth quarter of 2011. The increase in operating expenses was across all areas of the Company and reflected higher volumes, increased headcount, infrastructure spending, and product research and development costs.

Loss per share was $0.15 for the fourth quarter of 2012, compared with a loss per share of $0.27 in the fourth quarter of 2011.

For the fiscal year ended December 31, 2012, total revenue increased 309%, from $5 million in 2011 to $20.5 million in 2012, and gross profit turned from negative $1.2 million to positive $8.8 million for the years ended December 31, 2011 and 2012, respectively. Annual reagent revenues grew 367% year over year to $19.6 million from $4.2 million. The Company placed a net of 130 analyzers during the year, bringing the total installed base to 297, and reagent annuity per analyzer increased from $51,000 to $143,000.

The Company ended 2012 with $52.6 million in cash, cash equivalents and restricted cash, reflecting the cash proceeds from the follow-on offering completed during the year. The Company intends to continue utilizing its cash balances to invest in new product and menu development, including the development of its NexGen platform, and for infrastructure improvements and general corporate purposes.

For 2013, the Company expects revenue to grow by 70% over 2012 levels to approximately $35 million, with a disproportionate amount of the revenue occurring in the first and fourth quarters of the year due to the seasonality of the Company’s Respiratory Viral Panel Test, which is highly utilized during the flu season. In addition, the Company expects to significantly grow the installed base in 2013 by placing in excess of 150 analyzers in customer laboratories. Gross margin is expected to remain just above 50% throughout 2013 with some slight improvements commensurate with anticipated volume growth and quarterly fluctuations due to seasonal volume. Lastly, the Company expects to continue investing in its NexGen platform and menu development in support of its plans for international commercialization by early 2014, and simultaneous FDA submissions for IVD approval and subsequent US launch.

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss the fourth quarter and year end 2012 results at 4:30 PM EST today. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 16992443 approximately five minutes prior to the start time.

About GenMark Diagnostics

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor XT-8™ system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Viral Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping, 2C19 Genotyping, and 3A4/3A5 Genotyping are in development. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends, and business prospects, which may affect our future operating results and financial position. Such statements including, but not limited to, those regarding our growth strategy and expected financial performance, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially from those expressed or implied by such statements. Some of these risks and uncertainties include, but are not limited to, our research and development plans and timelines, including those with respect to our NexGen platform, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection of our intellectual property rights, risks and uncertainties regarding governmental and third party payor reimbursement policies, and regulatory uncertainties regarding approval or clearance of our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.

Consolidated Balance Sheets

(In thousands, except par value)

	As of December 31,
	2012
	(Unaudited)	2011
Current assets
Cash and cash equivalents	$51,250	$25,320
Short-term investments	—	5,000
Restricted cash	1,343	—
Accounts receivable - net of allowance of $30 and $98	3,190	1,098
Inventories, net	1,993	2,168
Other current assets	226	322

Total current assets	58,002	33,908
Property and equipment - net	7,074	2,836
Intangible assets - net	1,832	1,362
Other long-term assets	1,108	80

Total assets	$68,016	$38,186

Current liabilities
Accounts payable	$2,445	$1,201
Accrued compensation	3,076	1,521
Current portion loan payable	638	1,000
Other current liabilities	3,015	2,659

Total current liabilities	9,174	6,381
Long-term liabilities
Loan payable, net of current portion	63	583
Other noncurrent liabilities	2,329	588

Total liabilities	11,566	7,552

Commitments and contingencies—See note 6
Stockholders’ equity
Common stock, $0.0001 par value; 100,000 authorized; 32,753 and 20,478 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	3	2
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Additional paid-in capital	247,449	199,531
Accumulated deficit	(190,566)	(168,463)
Accumulated other comprehensive loss	(436)	(436)

Total stockholders’ equity	56,450	30,634

Total liabilities and stockholders’ equity	$68,016	$38,186

GenMark Diagnostics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

	Year ended December 31,
	2012
	(Unaudited)	2011	2010
Revenue
Product revenue	$20,211	$4,700	$2,341
License and other revenue	258	309	223

Total revenue	20,469	5,009	2,564
Cost of sales	11,640	6,206	3,979

Gross profit (loss)	8,829	(1,197)	(1,415)
Operating expenses
Sales and marketing	6,378	4,969	4,555
General and administrative	10,806	8,960	7,415
Research and development	13,536	8,737	6,646

Total operating expenses	30,720	22,666	18,616

Loss from operations	(21,891)	(23,863)	(20,031)

Other (expense) income
Foreign exchange gain (loss)	6	6	(1)
Interest (expense) income, net	(49)	(74)	—
Therapeutic discovery credit	—	—	1,644
Other income (expense)	(21)	13	—

Total other (expense) income	(64)	(55)	1,643

Loss before income taxes	(21,955)	(23,918)	(18,388)
Provision for income taxes	(148)	(52)	(15)

Net loss	$(22,103)	$(23,970)	$(18,403)

Net loss per share, basic and diluted	(0.84)	(1.45)	(1.88)
Weighted average number of shares outstanding	26,215	16,572	9,797
Consolidated Statements of Comprehensive Loss For the Years ended December 31, 2012, 2011 and 2010
Net loss	$(22,103)	$(23,970)	$(18,403)
Foreign currency translation adjustment	—	14	(35)

Comprehensive loss	$(22,103)	$(23,956)	$(18,438)

GenMark Diagnostics, Inc.

Consolidated Statement of Cash flows

(In thousands)

	Year ended December 31,
	2012
	(unaudited)	2011	2010
Cash flows from operating activities:
Net loss	$(22,103)	$(23,970)	$(18,403)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,198	1,326	1,063
Share-based compensation	2,352	1,872	1,553
Bad debt provision	(24)	—	—
Non-cash inventory adjustments	(482)	517	—
Changes in operating assets and liabilities:
Accounts receivable	(2,068)	(420)	(508)
Inventories	880	(1,742)	(651)
Other current assets	68	1,846	(1,404)
Accounts payable	728	378	(1,058)
Accrued compensation	1,811	979	547
Other liabilities	1,397	—	—

Net cash used in operating activities	(16,243)	(19,214)	(18,861)

Cash flows from investing activities
Restricted cash	(1,343)	—	—
Purchase of preferred securities	(1,000)	—	—
Payments for intellectual property licenses	(1,327)	(734)	—
Purchases of property and equipment	(3,476)	(1,376)	(1,860)
Maturities of short-term investments	5,000	(5,000)	—

Net cash used in investing activities	(2,146)	(7,110)	(1,860)

Cash flows from financing activities
Proceeds from issuance of common stock	48,300	34,533	27,600
Costs incurred in conjunction with public offering	(3,211)	(2,854)	(4,991)
Proceeds from borrowings	991	2,000	—
Principal repayment of borrowings	(1,984)	(417)	5
Proceeds from stock exercises	223	—	—

Net cash provided by financing activities	44,319	33,262	22,614

Effect of foreign exchange rate changes	—	53	(47)
Net increase in cash and cash equivalents	25,930	6,991	1,846
Cash and cash equivalents at beginning of year	25,320	18,329	16,483

Cash and cash equivalents at end of year	$51,250	$25,320	$18,329

Non-cash investing and financing activities:
Property and equipment purchased with capital lease	$109	$—	$—
Transfer of systems from property and equipment into inventory	$223	$46	$109
Property and equipment costs incurred but not paid included in accounts payable	$592	$76	$276
Intellectual property acquisition included in accrued expenses	$—	$—	$1,389
Reclassification of deposits on systems in other current assets and inventory to property and equipment	$—	$—	$289
Tenant improvement Allowance	$1,359	$—	$—
IPO costs incurred but not paid	$—	$—	$103
Supplemental cash flow disclosures:
Cash received for income taxes.net	$—	$3	$5

Cash paid for income taxes, net	$14	$—	$—

Cash received for interest	$42	$21	$25

Cash paid for interest	$90	$95	$—

GenMark Diagnostics, Inc.

Richard B. Slansky

Chief Financial Officer

760-448-4358

Source: GenMark Diagnostics, Inc.